Exhibit 99.2
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Elects Directors and Declares Dividends

Clinton, Connecticut, May 13, 2011 – Shareholders of Connecticut Water Service, Inc.
(NASDAQ GS:CTWS) elected a slate of three directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2011, at the Company’s Annual Meeting of Shareholders held on May 12, 2011 in Westbrook, Connecticut.
Reelected to the nine member board were Mary Ann Hanley, an attorney, Assistant to the President of St. Francis Hospital and Medical Center and Director of The Valencia Society, the endowment fund for the Hospital; Mark G. Kachur, retired Chairman and Chief Executive Officer of CUNO, Inc.; and David A. Lentini, Chairman and Chief Executive Officer of The Connecticut Bank and Trust Company and a member of the Board of the Federal Reserve Bank of Boston.
Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our Board has broad experience in regulatory, financial and executive management. Our shared philosophy is to build shareholder value by satisfying customers and communities by providing high-quality water and world class customer service, rewarding employees who achieve high performance, and growing the Company through prudent acquisitions.”
The Board of Directors declared a quarterly cash dividend of $ 0.2325 per common share payable on June 15, 2011, for shareholders of record as of June 1, 2011. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.93 per share. As of May 12, 2011, the dividend yield on the Company’s common stock was more than 3.6%. Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction, and has increased dividend payments for each of the last 41 years. The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site (http://www.ctwater.com) or upon request.
The Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (CTWSO) payable on July 15, 2011, for shareholders of record as of July 1, 2011, and a quarterly cash dividend of $0.225 on Preferred 90 (CTWSP) shares payable on August 1, 2011, for shareholders of record as of July 18, 2011.
The President/CEO and the Vice President/CFO’s slide presentation from the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s Web site, www.ctwater.com on the “Events & Presentations” page of the Investors section.
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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.